EXHIBIT 11(a)

  STRUCTURAL DYNAMICS RESEARCH CORPORATION AND SUBSIDIARIES
   Calculation of Primary Earnings (Loss) Per Common Share

          (in thousands, except per share data)


                         Three Months          Six Months
                         Ended June 30,        Ended June 30,
                         1994       1993       1994        1993

Income (loss) after
 income taxes and
 before cumulative
 effect of
 accounting change     $  1,592   $ (3,657)  $  (2,722)  $  (4,293)
Cumulative effect
 of accounting
 change                    --          --       (3,896)          --
Net income (loss)      $  1,592   $ (3,657)  $  (6,618)  $  (4,293)

Average Number of
 Shares of Common
 Stock Outstanding       28,852      28,430      28,809      28,361

Average Number of
Common Stock
Equivalents:
 Effect of stock
 options outstanding
 after application
 of the treasury
 stock method               850       1,611       1,053       1,906
                         29,702      30,041       29,862     30,267

Primary Earnings
 (loss) Common Share:
 Before cumulative
 effect of
 accounting change     $    .05   $  (.12)   $     (.09) $    (.14)
 Cumulative effect
 of accounting
 change                     --         --          (.13)        --
 Earnings (loss)
  per share            $    .05   $  (.12)   $    (.22)  $    (.14)